Exhibit 10.19

            , 2013

[NAME]

[ADDRESS]

Dear [FIRST NAME]:

We are excited to confirm your participation in the Transaction Management Incentive Plan (the “TMIP”) under the terms and conditions in the TMIP and this Participation Notification Letter (this “Letter”). Capitalized terms used in this Letter that are not otherwise defined have the meanings assigned to such terms in the TMIP.

The TMIP is a bonus plan under which you may be eligible to receive a bonus payment if the Company consummates Transaction prior to April 20, 2020 (the “Termination Date”). Specifically, under the TMIP and this Letter, the Plan Administrator has awarded to you            Units which, subject to your satisfying the requirements set forth below and in the TMIP, and the consummation of a Transaction prior to the Termination Date, will entitle you to receive a Transaction Bonus in an amount equal to your Applicable Percentage of the Transaction Bonus Pool determined in connection with the Transaction based on your number of Units.

To be eligible to receive a Transaction Bonus, among other things, you must remain continuously employed by the Company or it Affiliates through the consummation of a Transaction and you must timely execute and deliver, and not revoke, a release in substantially the form attached as Exhibit A to this Letter (the “Release”). The Release may be modified to take into account changes in applicable law and any other changes as are legally necessary at the time of execution to make it enforceable.

Any Transaction Bonus will be paid to you as soon as practicable after any Transaction Proceeds are paid to the seller(s) in the Transaction (assuming that your Release is then no longer subject to revocation), including any additional Transaction Bonus amounts payable to you in respect of the payment of any deferred or contingent Transaction Proceeds payments, such as escrow, holdback, earnout, royalty, milestone, debt payments (“Contingent Payments”). Any additional Transaction Bonus amounts based on the seller(s) receipt of Contingent Payments will only be payable to you if and when the Contingent Payments are received by the seller(s) in the Transaction; provided, that you will not be entitled to any such additional Transaction Bonus payments paid later than 5 years after the date of the Transaction. Notwithstanding the foregoing, all payments that would otherwise have been payable to you during the period beginning on the date of the consummation of a Transaction through the date the Release becomes effective will be payable to you in a lump sum as soon as reasonably practicable following the date the Release becomes effective and no longer subject to revocation (but no later than 15 days after it becomes effective and no longer subject to revocation); provided, that if such payments are considered “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and could be made in more than one taxable year based on the date of returning the Release, payment of such amounts shall be made in the later taxable year.

You also acknowledge and agree that you will not be entitled to the payment of any portion of your Transaction Bonus that constitutes a “parachute payment” within the meaning of Section 280G of the Code, unless such portion is disclosed to and approved by the Company’s stockholders in compliance with Treasury Regulation Section 1.280G-1, Q/A-7.

This Letter is personal to you and neither this Letter nor any rights hereunder may be assigned by you. This Letter may not be altered, modified, or amended in a manner that will adversely affect your rights except by a written instrument signed by you and the Company. This Letter will be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law. Because the Company is extending participation in the TMIP to only a few select employees, the existence, terms, and conditions of this Letter are and will be deemed to be confidential and may not be disclosed by you to any other person or entity, other than to your personal financial, tax and legal advisors or as required by applicable law. This Letter will be null and void and of no effect upon the earlier to occur of (i) the termination of your employment relationship with the Company and its Affiliates for any reason (or no reason) or (ii) the date the TMIP terminates in accordance with its terms.

Once again, thank you for your contribution to the success of our Company. We are proud to have you as a member of our team.

Sincerely,

Thomas J. Harrington

Accepted and Agreed:

Date:

2